Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements No. 333-254825 on Form S-8 and No. 333-252814 on Form S-3 of our report dated February 24, 2022, with respect to the consolidated financial statements of Hims & Hers Health, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

San Francisco, California
February 24, 2022